Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oppenheimer Rochester AMT-Free Municipal Fund:

We consent to the use of our report dated September 16, 2014, with respect to the financial statements and financial highlights of Oppenheimer Rochester AMT-Free Municipal Fund, formerly Oppenheimer AMT-Free Municipals, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
-------------------------
KPMG LLP

Denver, Colorado
November 24, 2014